Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports First Quarter Operating Results

Minneapolis, MN—May 9, 2011—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the first quarter ended April 2, 2011. Operating income for the first quarter increased by more than 287% to $1.5 million from $0.4 million in the same period of the prior year. The increase in operating income for the quarter was driven primarily by higher byproduct revenues, higher recycling revenues and stronger profit margins from ARCA Advanced Processing, LLC (“AAP”).

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented, “We are very pleased with our operating results for the first quarter, which has traditionally been a challenging season for ARCA. The combined effects of the increased demand for services through our utility-sponsored appliance recycling and replacement programs and the ongoing development of our retailer and manufacturer business through AAP had a positive impact on our first quarter earnings. The positive financial and operational results generated during the first quarter provide us with the momentum to continue to pursue the many opportunities that lie ahead in 2011.

“Our retail model remains strong,” Cameron continued. “Despite lower first quarter sales, retail gross profit increased and our operating income remained steady compared to the first quarter of 2010. The benefits of the operational changes we implemented throughout 2010, along with year-end close-out opportunity purchases and the continued support of our business model by the major appliance manufacturers, are major contributors to our ability to hold our ground in a highly competitive industry during difficult economic times.”

Highlights of the first quarter included:

•                  The Company entered into a new credit agreement on January 24, 2011 for a $15.0 million senior secured revolving credit facility with PNC Bank, National Association (“PNC”).

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•                  The Company entered into a term loan on January 24, 2011 for $2.55 million with PNC that provided $1.0 million of additional borrowings under the revolving credit facility after the repayment of the Company’s existing mortgage.

•                  AAP entered into three separate term loans for a total $4.75 million with Susquehanna Bank and used the proceeds to pay off existing short-term loans and complete the financing of the UNTHA Recycling Technology (“URT”) materials recovery system.

•                  The Company completed its first transaction related to the sale of carbon offsets, which were created by the destruction of ozone-depleting refrigerants acquired through various recycling programs. This resulted in $0.4 million of byproduct revenue and a net of tax income contribution of $0.2 million.

The following table summarizes the Company’s first quarter operating results (in millions, except per share amounts) for fiscal years 2011 and 2010:

	First Quarter Ended
	April 2, 2011	April 3, 2010	Change
Revenues	$29.9	$27.3	10%
Revenues — retail segment	$19.6	$21.5	(9)%
Revenues — recycling segment	$10.3	$5.8	77%
Gross profit	$9.0	$8.0	12%
Gross profit — retail segment	$5.6	$6.0	(7)%
Gross profit — recycling segment	$3.4	$2.0	69%
Net income (1)	$0.7	$0.1	561%
Diluted EPS (1)	$0.12	$0.02	500%

(1) Represents net income and diluted income per share (EPS) attributable to controlling interest.

First Quarter Financial Overview

Total revenues for the first quarter of 2011 increased 9.8% to $29.9 million from $27.3 million in the first quarter of 2010. Comparable store revenues from ApplianceSmart Factory Outlets operating during the first quarters of 2011 and 2010 decreased 9.3%, and total retail revenues decreased 9.3% to $19.2 million from $21.2 million during the first quarter of 2010. Revenues in the first quarter of 2010 were boosted by sales of $1.1 million from state-administered ENERGY STAR® appliance rebate programs that were not repeated this year, resulting in the year-over-year decrease in retail revenues for the first quarter of 2011.

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Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues primarily from utility customers, increased 33.7% to $5.7 million in the first quarter of 2011 compared to revenues of $4.3 million in the first quarter of 2010. Appliance recycling fees increased 12.9% to $3.6 million in the first quarter of 2011 compared to $3.2 million in the first quarter of 2010, due primarily to stronger revenues from the Company’s California, Illinois, North Carolina and New York recycling contracts. Replacement program revenues of $2.1 million increased 97.2% or $1.0 million from revenues of $1.1 million in the first quarter of 2010, primarily as the result of higher volumes from a California utility customer’s refrigerator replacement program. The Company re-signed a three-year contract with that customer in the fourth quarter of 2010 and had expected revenues from that contract to increase beginning early in 2011.

Byproduct revenues of $5.0 million increased 177.4% or $3.2 million in the first quarter of 2011 compared to $1.8 million in the first quarter of 2010. The increase in byproduct revenues was primarily the result of higher recycling volumes and higher revenues generated at AAP. Byproduct revenues include all of the revenues generated by AAP. Revenues from AAP of $2.7 million increased 271.0% or $2.0 million compared to revenues of $0.7 million in the first quarter of 2010. AAP commenced operations on February 8, 2010.  Byproduct revenues also included the Company’s first transaction related to the sale of carbon offsets, which were created by the destruction of ozone-depleting refrigerants acquired through various recycling programs.  This resulted in $0.4 million of byproduct revenue and a net of tax income contribution of $0.2 million for the first quarter of 2011. The Company anticipates that it will be able to realize future revenues from the sale of carbon offsets, although the frequency of these transactions will vary based on volume levels and market conditions.

Overall gross profit as a percentage of total revenues improved to 30.0% for the first quarter of 2011 compared to 29.5% for the first quarter of 2010. The increase in overall gross profit was partially offset by lower profit margins at AAP. The Company expects the gross profit at AAP to improve over the next few quarters with the installation of the URT materials recovery system for refrigerators and freezers. Excluding AAP, overall gross profit as a percentage of total revenues increased to 32.0% in the first quarter of 2011 compared to 30.0% in the first quarter of 2010. The increase, excluding AAP, was due primarily to higher recycling and byproduct revenues, which typically generate higher profit margins than retail revenues. Gross profit for the retail segment was 28.4% in the first quarter of 2011 compared to 28.1% in the first quarter of 2010.  Gross profit for the recycling segment decreased to 33.1% for the first quarter of 2011 compared to 34.5% for the first quarter of 2010, primarily related to

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the lower profit margins generated by AAP’s business when compared to ARCA’s utility recycling operations. Excluding AAP, gross profit for the recycling segment increased to 41.0% in the first quarter of 2011 compared to 37.8% in the first quarter of 2010. The increase in gross profit was attributed primarily to higher recycling and byproduct revenues, resulting in higher profit margins.

Selling expenses decreased $0.3 million to $4.9 million or 16.1% of total revenues in the first quarter of 2011 compared to $5.2 million or 19.0% of total revenues for the first quarter of 2010. The decrease in selling expenses was due primarily to lowering retail store operating expenses and reducing advertising expenses. General and administrative expenses for the first quarter of 2011 increased $0.2 million to $2.6 million compared to general and administrative expenses of $2.4 million for the first quarter of 2010. The increase was related primarily to the impact of restoring compensation reductions as compared to the first quarter of 2010. As a percentage of total revenues, general and administrative expenses decreased to 8.8% for the first quarter of 2011 compared to 9.0% of total revenues for the first quarter of 2010.

The Company reported net income attributable to controlling interest of $0.7 million or $0.12 per diluted share for the first quarter of 2011 compared to $0.1 million or $0.02 per diluted share for the first quarter of 2010. Net income attributable to controlling interest included net income of $63,000 from AAP, which represents 50% of AAP’s net income of $126,000 for the first quarter of 2011.

Liquidity

Cash and cash equivalents as of April 2, 2011 were $4.2 million compared to $3.1 million as of January 1, 2011. As of April 2, 2011, the Company had $3.5 million of available borrowings under its revolving line of credit. Working capital increased to $6.5 million as of April 2, 2011 compared to $1.3 million as of January 1, 2011. The improvement in working capital was related primarily to two factors: 1) paying off several of AAP’s short-term loans with the $4.75 million in proceeds from the three Susquehanna Bank term loans, which mature over ten years, and 2) cash generated from operations as a result of the overall positive improvement in operating results for the first quarter of 2011.

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Conference Call Information

In conjunction with this release, Appliance Recycling Centers of America, Inc will host a conference call tomorrow, May 10, 2011, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 1-800-707-9231. A replay of the conference call will be available on the Company’s website at www.ARCAInc.com.

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for 175 utilities in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.ApplianceSmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by General Electric, Electrolux and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of May 2011, ApplianceSmart was operating 19 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	April 2, 2011	April 3, 2010
Revenues:
Retail	$19,219	$21,185
Recycling	5,738	4,291
Byproduct	4,969	1,791
Total revenues	29,926	27,267

Costs of revenues	20,937	19,231
Gross profit	8,989	8,036
Selling, general and administrative expenses	7,461	7,642
Operating income	1,528	394

Other income (expense):
Interest expense, net	(318)	(266)
Other income, net	(29)	26
Income before income taxes and noncontrolling interest	1,181	154
Provision for income taxes	444	74
Net income	737	80
Net (income) loss attributable to noncontrolling interest	(63)	22
Net income attributable to controlling interest	$674	$102

Income per common share:
Basic	$0.12	$0.02
Diluted	$0.12	$0.02

Weighted average common shares outstanding:
Basic	5,493	4,588
Diluted	5,769	4,779

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	April 2, 2011	January 1, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,209	$3,065
Accounts receivable, net of allowance of $44 at both periods	6,917	5,030
Inventories, net of reserves of $234 and $286, respectively	14,600	16,593
Other current assets	1,014	519
Total current assets	26,740	25,207
Property and equipment, net	12,327	11,747
Restricted cash	349	701
Goodwill	1,120	1,120
Other assets	1,579	1,060
Deferred income taxes	30	29
Total assets (a)	$42,145	$39,864

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,190	$4,468
Checks issued in excess of bank balance	—	42
Accrued expenses	5,238	4,771
Line of credit	8,329	10,139
Current maturities of long-term obligations	1,112	4,396
Income taxes payable	364	60
Total current liabilities	20,233	23,876

Long-term obligations, less current maturities	7,607	2,501
Deferred gain, net of current portion	1,218	1,340
Total liabilities (a)	29,058	27,717

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,493 shares at both periods	19,875	19,740
Accumulated deficit	(8,584)	(9,258)
Accumulated other comprehensive loss	(206)	(274)
Total shareholders’ equity	11,085	10,208
Noncontrolling interest	2,002	1,939
	13,087	12,147
Total liabilities and shareholders’ equity	$42,145	$39,864

(a)    Assets of the consolidated VIE that can only be used to settle obligations of the consolidated VIE were $11,115 and $10,207 and liabilities of the consolidated VIE for which creditors do not have recourse to the general credit of the Company were $6,617 and $3,774 as of April 2, 2011 and January 1, 2011, respectively.

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